SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☒ Soliciting Material Under Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

ELECTRONIC CLEARING HOUSE, INC.

 (Name of Registrant as Specified in its Charter)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

Filed by Electronic Clearing House, Inc. Pursuant to Rule 14a-12
Under the Securities Exchange Act of 1934
Subject Company: Electronic Clearing House, Inc.
Commission File No.: 000-15245

The following is a form of letter to customers of Electronic Clearing House, Inc. ("ECHO"), announcing the signing of a definitive agreement for the acquisition by Intuit Inc. ("INTUIT") of ECHO, which was issued by ECHO on January 3, 2008:

Dear valued customer,

We have announced that we have entered into an agreement to be acquired by Intuit. We are very excited about the opportunity to join forces with Intuit and what it means to the future of ECHO and to our customers.

Intuit has a very strong brand, innovative products and focus on customer driven innovation. It’s a leading provider of business, financial, management and tax solutions for small businesses, consumers and accountants. For more information on Intuit, please feel free to access their web site at www.intuit.com.

This transaction will enable us to build upon the strong foundation we have built over our long history to better serve our customers. Together with Intuit, our goal is to continue to help customers increase revenue by maximizing payment options and reducing costs by working with one provider for all payment solutions needs. We expect that our customers will benefit significantly as Intuit continues its well-established tradition of bringing new and innovative products to market.

You should know that one of the reasons this transaction makes so much sense is that ECHO and Intuit share the same dedication towards excellent customer service. This will remain a key part of our strategy going forward.

We expect the merger will close in the first quarter of calendar year 2008 at which time ECHO will become a wholly owned subsidiary of Intuit. Until then, it will be business as usual.

Please feel free to contact your customer service representative or me with any questions you may have.

Sincerely,

Steve Hoofring
SVP Operations

Additional Information About the Proposed Transaction and Where You Can Find It
This letter may be deemed to be a solicitation in respect of the proposed acquisition of ECHO by Intuit.  In connection with the proposed transaction, ECHO intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”). BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF ECHO ARE URGED TO READ THE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND THE OTHER RELEVANT MATERIALS FILED BY ECHO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, when available, and any other documents filed by ECHO with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of ECHO may obtain free copies of the documents filed with the SEC by contacting ECHO’s Investor Relations at 730 Paseo Camarillo, Camarillo, California, 93010, Telephone: (800) 233-0406. You may also read and copy any reports, statements and other information filed by ECHO with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

ECHO and its executive officers and directors may be deemed to be participants in the solicitation of proxies from ECHO stockholders in favor of the proposed transaction. Certain executive officers and directors of ECHO have interests in the transaction that may differ from the interests of stockholders generally. These interests will be described in the proxy statement when it becomes available.

In addition, Intuit and its executive officers and directors may be deemed to be participants in the solicitation of proxies from ECHO’s stockholders in favor of the approval of the proposed transaction. Information concerning Intuit's directors and executive officers is set forth in Intuit's proxy statement for its 2007 annual meeting of stockholders, which was filed with the SEC on November 1, 2007, and annual report on Form 10-K filed with the SEC on September 14, 2007. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Intuit’s Investor Relations Website at http://www.intuit.com/about_intuit/investors.